EXHIBIT 23.3

                        INDEPENDENT AUDITORS' CONSENT

     We consent to the usein this Registration Statement of HUBCO, Inc. on Form S-4 dated on or about April 20, 1994 of our report (which expresses an unqualified opinion and includes explanatory paragraphs regarding restatement of 1993 and 1992 financial statements and matters regarding regulatory capital compliance) dated on June 11, 1993 (February 15, 1994 as to Note 22) relating to the consolidated financial statements of Statewide Savings Bank, S.L.A., appearing in the Prospectus, which is part of this Registration Statement, and the reference to us under the heading "Experts" in such Prospectus.


                                               /s/ Deloitte & Touche
                                                   Deloitte & Touche



Parsippany, New Jersey
April 15, 1994